EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Investor Relations Contact:                          Media Relations Contact:
Fabrice Klein                                        Barbara Gibson
404-260-2537                                         404-260-2674
fklein@interland.com                                 bgibson@interland.com
--------------------                                 ---------------------


                         INTERLAND APPOINTS SHULMAN CFO

ATLANTA, October 16, 2002 - Interland, Inc. (Nasdaq: INLD), the leading provider of business-class Web hosting services to small and medium businesses, today announced that Allen L. Shulman has been appointed chief financial officer
(CFO), replacing David Buckel.

Shulman joined Interland in November 2001 as vice president and general counsel, and has also led the company's acquisition efforts, responsible for the successful completion of five acquisitions in the past seven months. Prior to joining the company, he had served as executive vice president, CFO, and general counsel for CheckFree Corporation, and as CFO and chief operations officer for United Refrigerated Services.

Interland Chief Executive Officer Joel J. Kocher said the transition has been in the works for several weeks.

"With 12 years of CFO and COO experience, in addition to his legal expertise, Allen brings enormous strength to his newly expanded role," said Kocher. "He's already proven himself as a member of Interland's leadership team and as key contributor to our business strategy. His knowledge of the company and the industry, as well as best practices in finance and business, will be an invaluable asset to Interland. And he is well-suited to the rigors of a larger company, which Interland is rapidly becoming."

"I'd like to add my thanks to David Buckel for his contributions through the challenges of the merger integration," added Kocher. "We wish him all the best as moves on to new opportunities."

ABOUT INTERLAND

Interland, Inc. (Nasdaq: INLD) is the leading provider of business-class Web hosting solutions for small and medium businesses, offering a broad portfolio of standardized Web hosting, e-commerce, and application hosting services, from basic Web sites to managed dedicated hosting solutions. More information about Interland can be found at www.interland.com.

                                       ###




1543661v1